Exhibit 99.3

CONSENT TO BE NAMED A DIRECTOR

OF

AEBI SCHMIDT HOLDING AG

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement on Form S-4 filed by Aebi Schmidt Holding AG (“Aebi Schmidt”), including the joint proxy statement/prospectus therein and any amendments thereto (the “Registration Statement”), in connection with the Agreement and Plan of Merger, dated as of December 16, 2024, by and among Aebi Schmidt, The Shyft Group, Inc., ASH US Group, LLC and Badger Merger Sub, Inc. (as it may be amended from time to time, the “Merger Agreement”) as a person who will become a director of Aebi Schmidt at the Effective Time (as such term is defined in the Merger Agreement), and to the filing of this consent as an exhibit to the Registration Statement.

Date: April 4, 2025

/s/ Michael Dinkins
Name: Michael Dinkins